Exhibit 99
Southcoast Financial Corporation
News Release
Southcoast Announces First Quarter Earnings

Mt. Pleasant, S.C., April 22, 2011 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced an unaudited net loss of $579,000, or $.12 per basic share, for the quarter ended March 31, 2011. This compares to unaudited net income of $363,000, or $0.08 per basic share, for the quarter ended March 31, 2010.  The March 31, 2011 loss per share is based on 4,790,957 basic average shares compared to 4,550,015 basic average shares for the first quarter of 2010.

“The first quarter’s results were impacted by a provision for loan loss expense of $1,150,000 and a $176,000 other-than-temporary impairment expense on an investment security,” said L. Wayne Pearson, Chairman and Chief Executive Officer.  “While we continue to work diligently to reduce our non-performing asset levels, we continue to maintain strong capital levels and are encouraged by a 12% improvement in our net interest income over the quarter ended March 31, 2010.”

Net interest income increased $351,000 from $2,882,000 for the first quarter of 2010 to $3,233,000 for the first quarter of 2011, as interest expense decreased by $816,000 between the two periods.  The Company’s annualized net interest margin improved by 55 basis points to 3.27% for the first quarter of 2011 from 2.72% for the first quarter of 2010, due to a significant reduction in our cost of funds.

Non-interest income decreased from $1,257,000 for the first quarter of 2010 to $342,000 for the first quarter of 2011, primarily due to the recognition of $835,000 in gains on the sale of available for sale securities in the 2010 period compared to gains of only $21,000 for the first quarter of 2011.  Non-interest income levels for the quarter ended March 31, 2011 also included the effect of a $176,000 other-than-temporary impairment charge on an investment security.  The amount of securities gains and other-than-temporary impairment charges may fluctuate significantly between periods.

Non-interest expense levels increased from $2,619,000 for the quarter ended March 31, 2010 to $3,429,000 for the quarter ended March 31, 2011.  The 2010 period included the benefit of $562,000 in net gains on the sale of other real estate owned compared to only $2,000 in net gains for the comparable 2011 period.  Insurance expense also increased by $73,000 between the two periods, primarily due to increases in FDIC insurance expense.

Total assets as of March 31, 2011 were $474.9 million compared to $478.3 million as of December 31, 2010; a decrease of 0.7%. Loans, excluding loans held for sale, decreased to $330.8 million, down 1.7% from $336.4 million as of December 31, 2010. Deposits during the same period increased 2.1% to $352.0 million, while other borrowings decreased 12.9% to $63.6 million.  Brokered certificates of deposit as of March 31, 2011 totaled $47.4 million, down 21.8% from the December 31, 2010 total of $60.6 million as the Company continued to reduce non-core funding.

Our ratio of nonperforming assets to total assets improved from 6.65% as of December 31, 2010 to 6.37% as of March 31, 2011.  Our allowance for loan losses as a percentage of loans was 2.66% as of March 31, 2011, compared to 2.83% as of December 31, 2010.  Our allowance for loan losses as a percentage of total non-performing loans totaled 42.58% as of March 31, 2011, compared to 41.61% as of December 31, 2010.

The subsidiary bank’s capital position as of March 31, 2011 remains in excess of the well-capitalized requirements under the regulatory framework for corrective action, with tier 1 capital to average assets of  10.09%, tier 1 capital to risk-weighted assets of  13.58%, and total capital to risk-weighted assets of   14.87%.    “We continue to be encouraged by the future direction of our Company given our capital strength and improvement in core operations during these difficult times,” concluded Pearson.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Trading in Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
Consolidated Balance Sheets

	March 31	December 31
	2011	2010
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$26,667	$20,062
Federal Funds sold	2,823	-
Investments	68,932	76,412
Loans held for sale	-	417
Loans	330,847	336,449
Less: Allowance for loan losses	8,814	9,513

Net loans	322,033	326,936
Fixed assets	22,206	22,447
Other assets	32,286	32,052
Total Assets	$474,947	$478,326

Liabilities & Shareholders' Equity
Deposits:
Non-interest bearing	$29,038	$28,855
Interest bearing	322,956	315,747

Total deposits	351,994	344,602
Other borrowings	63,580	72,963
Other liabilities	3,082	4,673
Junior subordinated debentures	10,310	10,310

Total liabilities	428,966	432,548

Shareholders' Equity
Common Stock	54,289	54,258
Retained Deficit and Accumulated Other Comprehensive Loss	(8,308)	(8,480)

Total shareholders' equity	45,981	45,778

Total Liabilities and
Shareholders' equity	$474,947	$478,326

Southcoast Financial Corporation
Consolidated Income Statement
 (Dollars in thousands, except share data)

	Quarter Ended
	March 31,	March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$4,491	$4,774
Interest on investments	512	687
Interest on Fed funds sold	7	14

Total interest income	5,010	5,475

Interest expense	1,777	2,593

Net interest income	3,233	2,882
Provision for loan losses	1,150	1,000

Net interest after provision	2,083	1,882

Securities gains	21	835
Securities other-than-temporary impairment	(176)	0
Other noninterest income	497	422

Total noninterest income	342	1,257

Total operating income	2,425	3,139

Noninterest expense
Salaries and benefits	1,699	1,664
Occupancy and furniture and equipment	657	767
Other expenses	1,072	188

Total noninterest expense	3,428	2,619

Income before taxes	(1,003)	520
Income tax expense(benefit)	(424)	157

Net income	$(579)	$363

Basic net income per common share	$(0.12)	$0.08

Diluted net income per common share	$(0.12)	$0.08

Average number of common shares
Basic	4,790,957	4,550,015
Diluted	4,790,957	4,550,015